Exhibit 99(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 25, 2014 with respect to the financial statements of AllianceBernstein Fixed-Income Shares, Inc. - Government STIF Portfolio for the fiscal year ended April 30, 2014 which is incorporated by reference in this Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A No. 33-34001) of AllianceBernstein Fixed-Income Shares, Inc.


                                                 /s/ ERNST & YOUNG LLP



New York, New York
August 26, 2014